CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated December 23, 2011, on the financial statements of Satuit Capital U.S. Emerging Companies Fund, a series of Satuit Capital Management Trust, (the “Fund”) as of October 31, 2011, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Satuit Capital Management Trust’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

February 27, 2012